Exhibit 99.1

Spectrum Brands Reports Second Quarter 2009 Financial Results

ATLANTA--(BUSINESS WIRE)--May 5, 2009--Spectrum Brands (the "Company") (PINK SHEETS: SPCB) announced today consolidated net sales of $503.3 million for the second quarter ended March 29, 2009 as compared to $532.5 million for the second quarter ended March 30, 2008. Reported net sales exclude the Company’s growing products division, which is being accounted for as discontinued operations. Net sales excluding a $38.4 million negative impact of foreign exchange in the second quarter of 2009 increased 1.7 percent from the same quarter last year.

Consolidated adjusted EBITDA, a non-GAAP measurement which the Company believes is a useful indicator of the operating health of the business and its trajectory, was $62.8 million for the quarter. This amount included a negative impact of foreign exchange of $10.5 million. In comparison, consolidated adjusted EBITDA for the second quarter of fiscal year 2008 was $55.7 million. Year-to-date adjusted EBITDA is up 3.2 percent over the same period last year. Excluding the negative impact of foreign exchange of $23.2 million, adjusted EBITDA increased by 23.7% year-to-date over last year.

The Company reported a net loss per fully diluted share of $1.18 per share for the quarter. Excluding certain items which management believes are not indicative of the Company’s on-going normalized operations, the Company generated adjusted diluted earnings per share of $0.02, a non-GAAP number. These excluded items, net of tax, include:

  Net tax adjustments of $21.0 million, or $0.40 per share, to exclude the effect of certain adjustments made to the valuation allowance against net deferred taxes and other tax related items;
  Net loss from discontinued operations of $15.8 million, or $0.31 per share related to the Company’s growing products portion of its Home and Garden business;
  Reorganization items associated with the Company’s Chapter 11 bankruptcy filing of $13.9 million or $0.26 per share;
  Restructuring and related charges of $10.5 million, or $0.20 per share, primarily related to consulting, legal and accounting fees incurred prior to the Company’s bankruptcy filing that related to the evaluation of the Company’s capital structure, as well as cost reduction initiatives and the Company’s decision to exit Ningbo Baowang, a battery manufacturing facility in China; and
  The write off of deferred financing costs related to the Company’s asset based revolver loan that was paid off in March 2009 of $1.5 million, or $0.03 per share.

During the second quarter of fiscal year 2008, the Company reported a net loss per fully diluted share of $2.19. After adjusting for certain items which management believes are not indicative of the Company’s on-going normalized operations, which are outlined in detail in this release in Table 3 and its respective footnotes, the Company generated an adjusted diluted loss per share of $0.26.

Gross profit and gross margin for the quarter were $184.8 million and 36.7 percent, respectively, versus $205.5 million and 38.6 percent for the same period in fiscal year 2008. Cost of sales for the second quarter of fiscal 2009 included approximately $18 million of negative foreign exchange impacts.

Selling, General and Administrative expenses were $132.4 million, or 26.3 percent of sales, a $43.0 million reduction from the same quarter last year. Ongoing organizational streamlining and tight budget controls as well as $11.0 million of favorable foreign exchange impacts in the second quarter of fiscal year 2009 contributed to lower expenses in all functional areas.

Second Quarter Segment Results

Global Batteries and Personal Care

The Global Batteries and Personal Care segment reported solid second quarter results with its ninth consecutive quarter of year-over-year improvement in adjusted EBITDA due to continued market share growth, key placement wins in many of its product categories and successful cost cutting initiatives. Net sales for the segment for the second quarter were $287.5 million compared with $307.6 million for the same period last year, a difference of $20.1 million, of which $33.9 million represents the impact of negative foreign exchange. Excluding this negative impact of foreign exchange, sales were up 4.5 percent.

As a result of the successful implementation of numerous segment cost savings initiatives across all geographic regions and all functional disciplines, adjusted EBITDA for the Global Batteries and Personal Care segment was $36.5 million for the quarter, compared with $32.0 million for the same period last year despite significant foreign exchange pressure during fiscal 2009. Excluding $12.4 million of negative foreign exchange impacts during the second quarter of fiscal year 2009, adjusted EBITDA was up 53.0 percent compared to last year. Similarly, profitability for this segment was $33.9 million for the quarter, up 37.2 percent over last year’s level.

Global battery sales for the quarter were $183.8 million, down $11.3 million from last year due to a negative impact of foreign exchange of $21.1 million. North America’s total battery sales grew by 44.0 percent as Rayovac® branded products continued to outpace competitors in both dollar share and dollar sales growth. This growth was driven by 68.8 percent growth in North American alkaline sales as Rayovac’s value positioning and attractive marketing programs appear to be proving effective in the current economic downturn.

European battery sales for the quarter were $75.2 million, as compared with $89.3 million last year. Foreign exchange losses negatively impacted European sales by $13.4 million.

Latin American battery sales for the quarter were $36.9 million, down from $56.0 million last year, as the impact of foreign exchange and a dramatic slowdown in the economies of several countries, including Brazil, depressed sales.

Global sales of Remington® branded products were $85.9 million for the quarter, compared with $90.7 million during the same period last year, due to the impact of negative foreign exchange totaling $11.1 million. With some of the top selling products in their respective industry categories, according to a recent Nielson survey of the last 24 weeks ended March 21, 2009, Remington products were outpacing those of its competitors in a number of product categories in terms of share growth, including total haircare, dryers, men’s shaving, haircut kits, straighteners and body grooming.

Global Pet Supplies

The Global Pet Supplies Segment reported net sales of $142.1 million down from $148.4 million in the same period of last year, which included $4.5 million of negative foreign exchange impacts this quarter. Companion animal sales, which made up 37.6 percent of total segment sales and were led by strong sales of Dingo® brand products, were up 13.5 percent while aquatics sales declined 12.5 percent due primarily to negative impacts of foreign exchange coupled with inventory de-stocking at certain European retailers and poor weather conditions delaying the start of the pond season overseas.

Adjusted EBITDA for the Global Pet Supplies segment was $20.3 million for the quarter compared to $20.8 million for the same period last year. Foreign exchange did not have a significant impact on adjusted EBITDA for the Global Pet Supplies segment for the quarter. Segment profitability for Global Pet Supplies for the quarter was $14.5 million compared to $15.3 million for the same period last year.

Home and Garden

Spectrum’s Home and Garden segment’s net sales were $73.7 million, as compared with $76.5 million for the same period last year. These sales figures include the results from the Company’s well-known brands, such as Cutter®, Repel®, Hot Shot® and Spectracide®.

The Home and Garden segment reported an adjusted EBITDA for the quarter of $11.7 million, slightly improved from $11.1 million in adjusted EBITDA for the same period last year due to successful cost reduction initiatives. Segment profitability for the quarter was $8.9 million for the Home and Garden business as compared with a loss in the same quarter last year of $6.7 million. This increase in segment profitability was primarily a result of the non-recurrence of a charge for depreciation and amortization expense of $13.5 million, recorded during the Fiscal 2008 second quarter, that was related to prior period depreciation and amortization. From October 1, 2006 through December 30, 2007, the U.S. division of the Company’s Home and Garden segment was designated as discontinued operations. In accordance with generally accepted accounting principles, while designated as discontinued operations, the Company ceased recording depreciation and amortization expense associated with the assets of this business.

Corporate Expenses and Interest Expense

Corporate expenses were $7.9 million for the quarter as compared with $9.1 million in corporate expenses during the second quarter of last year.

Interest expense was $47.5 million compared to $58.2 million in the same period last year. In accordance with SOP 90-7, as of February 3, 2009, the Company ceased accruing interest on its Senior Subordinated Notes as it is probable the repayment of this debt and interest will be an allowed claim by the bankruptcy court.

Debt Refinancing

On February 3, 2009, the Company announced a proposed financial restructuring plan supported by bondholders representing, in the aggregate, approximately 70 percent of the face value of the outstanding bonds, that would, if confirmed and consummated as proposed, significantly reduce the company’s outstanding debt, which management believes will put the Company in a stronger financial position for the future.

On April 15, 2009, the Company announced that the U.S. Bankruptcy Court for the Western District of Texas, San Antonio Division, had approved the Disclosure Statement filed in connection with the Company’s proposed pre-negotiated Plan of Reorganization (the “Plan”) and authorized the Company to begin soliciting approval for its Plan. Pursuant to these decisions, the Company is distributing the Disclosure Statement and Plan to its bondholders who are entitled to vote to accept or reject the Plan. Additionally, these documents are being distributed to the Company’s senior term lenders who are being asked to submit their votes, although it has not yet been determined by the Bankruptcy Court whether their votes will be counted. This determination will be made at the confirmation hearing, which has been scheduled to begin on June 15, 2009. Assuming the requisite approvals are received and the Bankruptcy Court confirms the Plan under the Company’s current proposed timetable, the Company expects to emerge from Chapter 11 protection by late summer.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of current exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Loss Per Share,” for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted diluted loss per share, and Table 4, “Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Loss from Continuing Operations to adjusted EBITDA for the second quarter of fiscal 2009 and the second quarter of fiscal 2008 on a consolidated basis and for each of the Company’s business segments. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands’ management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands’ management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer Batteries, specialty pet supplies, shaving and grooming products, household and lawn insect and pest control products, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) risks that the bankruptcy filing and the related cases disrupt current plans and operations; (2) risks that the Company's businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (3) risks that the Company will not be able to maintain sufficient liquidity for the pendency of the bankruptcy cases, (4) risks that the Company’s proposed plan of reorganization is not confirmed or timely confirmed and implemented as proposed, (5) risks that the Company will not be able to secure satisfactory exit financing to emerge from the bankruptcy cases, (6) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (7) changes in consumer demand for the various types of products Spectrum Brands offers, (8) unfavorable developments in the global credit markets, (9) the impact of overall economic conditions on consumer spending, (10) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (11) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (12) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (13) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per Share

Table 4 - Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA

Table 1
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Condensed Consolidated Statements of Operations
For the three and six month periods ended March 29, 2009 and March 30, 2008
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			SIX MONTHS
	F2009	F2008	INC(DEC)	F2009	F2008	INC(DEC)
			%			%
Net sales	$503.3	$532.5	-5.5%	$1,051.8	$1,119.9	-6.1%
Cost of goods sold	315.8	326.8		664.3	697.4
Restructuring and related charges	2.7	0.2		12.8	0.3
Gross profit	184.8	205.5	-10.1%	374.7	422.2	-11.3%

Selling	94.8	120.0		206.2	248.3
General and administrative	37.6	55.4		74.4	93.7
Research and development	5.7	6.1		11.3	11.9
Restructuring and related charges	13.5	5.2		24.4	10.1
Intangibles impairment	-	12.4		-	12.4

Total operating expenses	151.6	199.1		316.3	376.4

Operating income	33.2	6.4		58.4	45.8

Interest expense (contractual interest: $62.5 million and $115.0 million for the three and six months ended March, 29, 2009, respectively)	47.5	58.2		99.9	115.4
Other expense (income), net	0.7	(1.1)		4.4	(1.2)

Loss from continuing operations before reorganization items, net and income taxes	(15.0)	(50.7)		(45.9)	(68.4)

Reorganization items, net	21.3	-		21.3	-

Loss from continuing operations before income taxes	(36.3)	(50.7)		(67.2)	(68.4)

Income tax expense	8.3	65.9		24.0	83.1

Loss from continuing operations	(44.6)	(116.6)		(91.2)	(151.5)

(Loss) income from discontinued operations, net of tax (a)	(15.8)	4.9		(81.9)	(3.6)

Net loss	$(60.4)	$(111.7)		$(173.1)	$(155.1)

Average shares outstanding (b)	51.4	50.9		51.4	50.9

Loss from continuing operations	$(0.87)	$(2.29)		$(1.78)	$(2.98)
(Loss) income from discontinued operations	(0.31)	0.10		(1.59)	(0.07)
Basic loss per share	$(1.18)	$(2.19)		$(3.37)	$(3.05)

Average shares and common stock equivalents outstanding (b) (c)	51.4	50.9		51.4	50.9

Loss from continuing operations	$(0.87)	$(2.29)		$(1.78)	$(2.98)
(Loss) income from discontinued operations	(0.31)	0.10		(1.59)	(0.07)
Diluted loss per share	$(1.18)	$(2.19)		$(3.37)	$(3.05)

(a) Reflects the (loss) gain from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business and of the Canadian Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of fiscal 2009. The Canadian Home and Garden business was discontinued effective October 1, 2006. Included in the loss from discontinued operations for the three months ended December 30, 2007, is a loss on disposal of $1.1 million, net of tax benefit. The Company's Canadian Home and Garden business was sold on November 1, 2007.

(b) Per share figures calculated prior to rounding.

(c) For the three and six months ended March 29, 2009 and March 30, 2008, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Supplemental Financial Data
For the three and six month periods ended March 29, 2009 and March 30, 2008
(Unaudited)
($ in millions)

Supplemental Financial Data	F2009	F2008
Cash	$51.6	$81.5

Trade receivables, net	$313.8	$365.0
Days Sales Outstanding (a)	58	45

Inventory, net	$386.9	$468.2
Inventory Turnover (b)	4.2	3.4

Total Debt	$2,601.3	$2,643.4

	THREE MONTHS		SIX MONTHS
Supplemental Cash Flow Data	F2009	F2008	F2009	F2008
Depreciation and amortization, excluding amortization of debt issuance costs
	$15.1	$31.2	$32.1	$47.2

Capital expenditures	$2.0	$4.5	$3.3	$9.0

	THREE MONTHS		SIX MONTHS
Supplemental Segment Sales & Profitability	F2009	F2008	F2009	F2008

Net Sales
Global Batteries & Personal Care	$287.5	$307.6	$676.8	$725.6
Global Pet Supplies	142.1	148.4	274.5	290.9
Home and Garden	73.7	76.5	100.5	103.4
Total net sales	$503.3	$532.5	$1,051.8	$1,119.9

Segment Profit
Global Batteries & Personal Care	$33.9	$24.7	$87.1	$71.8
Global Pet Supplies	14.5	15.3	26.6	32.1
Home and Garden	8.9	(6.7)	(1.8)	(17.8)
Total segment profit	57.3	33.3	111.9	86.1

Corporate	7.9	9.1	16.3	17.5
Restructuring and related charges	16.2	5.4	37.2	10.4
Goodwill and intangibles impairment	-	12.4	-	12.4
Interest expense	47.5	58.2	99.9	115.4
Other expense (income), net	0.7	(1.1)	4.4	(1.2)

Loss from continuing operations before reorganization items, net and income taxes	$(15.0)	$(50.7)	$(45.9)	$(68.4)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and six month periods ended March 29, 2009 and March 30, 2008
(Unaudited)

	THREE MONTHS				SIX MONTHS
	F2009		F2008		F2009		F2008
Diluted loss per share, as reported	$(1.18)		$(2.19)		$(3.37)		$(3.05)

Adjustments, net of tax:
Restructuring and related charges	0.20	(a)	0.07	(b)	0.47	(c)	0.13	(d)
Reorganization items, net	0.26	(e)	-		0.27	(e)	-
Intangibles Impairment	-		0.15	(f)	-		0.15	(f)
Depreciation and Amortization - U.S Home and Garden	-		0.17	(g)	-		0.14	(g)
Transaction Costs	-		0.02	(h)	-		0.02	(h)
Write off of deferred financing costs	0.03	(i)	-		0.03	(i)	-
Discontinued operations	0.31	(j)	(0.10)	(k)	1.59	(j)	0.07	(k)
Income taxes	0.40	(l)	1.66	(m)	0.92	(l)	2.12	(m)
Other adjustments	-	(n)	(0.04)	(o)	(0.07)	(n)	(0.11)	(o)
	1.20		1.93		3.21		2.52

Diluted loss per share, as adjusted	$0.02		$(0.26)		$(0.16)		$(0.53)

Note: Per share figures calculated prior to rounding.

(a) For the three months ended March 29, 2009, reflects $10.5 million, net of tax, of restructuring and related charges as follows: $6.6 million for the Global Cost Reduction initiatives announced in the second quarter of Fiscal 2009, $2.7 million for the Global restructuring announced January 10, 2007, and $1.2 million for the Ningbo Exit Plan.

(b) For the three months ended March 30, 2008, reflects $3.5 million, net of tax, of restructuring and related charges as follows: $3.0 million for the Global restructuring announced January 10, 2007 and $0.5 million for the integration of United and Tetra.

(c) For the six months ended March 29, 2009, reflects $24.1 million, net of tax, of restructuring and related charges as follows: $6.6 million for the Global Cost Reduction initiatives announced in the second quarter of Fiscal 2009, $6.5 million for the Global restructuring announced January 10, 2007, $8.6 million for the Ningbo Exit Plan and $2.4 million for the integration of United and Tetra.

(d) For the six months ended March 30, 2008, reflects $6.7 million, net of tax, of restructuring and related charges as follows: $5.9 million for the Global restructuring announced January 10, 2007 and $0.8 million for the integration of United and Tetra.

(e) For the three and six months ended March 29, 2009, reflects $13.9 million of reorganization costs associated with the Company's Chapter 11 Bankruptcy filing, net of tax, in accordance with SOP 90-7, "Financial Reporting by Entities in Reorganization."

(f) For the three and six months ended March 30, 2008, reflects an impairment charge of $7.8 million, net of tax, for the write-off of trade names of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(g) Effective December 31, 2007, the Company discontinued the active marketing of the Home and Garden business for sale and, accordingly, reclassified the Home and Garden business, which had been designated as a discontinued operation since October 1, 2006, as an asset held and used in continuing operations. Going forward the Company will account for the Home and Garden business as continuing operations. Inasmuch as depreciation and amortization expense is not recorded for assets designated as discontinued operations, this adjustment reflects the impact of depreciation and amortization expense as if the Home and Garden business was designated as a continuing operation for all periods presented.

(h) For the three and six months ended March 30, 2008 general and administrative expenses included $1.0 million, net of tax, of transaction costs incurred in connection with the proposed sale of the Company's U.S. Home & Garden business.

(i) For the three and six months ended March 29, 2009 reflects $1.5 million, net of tax, of a charge to write of the deferred financing costs related to the Company's Asset Based Revolver Loan that was paid off in March 2009.

(j) For the three and six months ended March 29, 2009, reflects loss from discontinued operations, net of tax, of $15.8 million and $81.9 million, respectively, of the Company's growing products portion of the Home and Garden Business.

(k) For the three and six months ended March 30, 2008, reflects results from discontinued operations, net of tax, of $4.9 million of income and $2.4 million of loss, respectively, of the Company's growing products portion of the Home and Garden Business. The six months ended March 30, 2008 also reflects the loss on discontinued operations, net of tax of $1.2 million of the Company's Canadian Home & Garden business sold on November 1, 2007. Such loss includes a loss on disposal of $1.2 million, net of tax benefit.

(l) For the three and six months ended March 29, 2009, reflects $21.0 million and $47.5 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(m) For the three and six months ended March 30, 2008, reflects $84.3 million and $107.6 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(n) For the three and six months ended March 29, 2009, general and administrative expenses include a net of tax benefit of $0.7 million and $2.7 million, respectively, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three and six months ended March 29, 2009, interest expense includes a net of tax benefit of $0.4 million and $0.8 million, respectively, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products. Lastly, Diluted earnings per share, as reported for the three months ended March 29, 2009 is calculated using average basic shares outstanding of 51.4 million as the use of average diluted shares outstanding would be antidilutive. However, all adjustments to arrive at Diluted earnings per share, as adjusted for the three months ended March 29, 2009 are calculated using average diluted shares outstanding of 52.9 million, resulting in a $0.02 per share adjustment.

(o) For the three and six months ended March 30, 2008, general and administrative expenses include a net of tax benefit of $1.2 million and $3.6 million, respectively, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three and six months ended March 30, 2008, interest expense includes a net of tax benefit of $0.5 million and $1.8 million, respectively, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

Table 4
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended March 29, 2009
(Unaudited)
($ in millions)

	Global Batteries &	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items(a)	Consolidated
	Personal Care					Spectrum Brands,
						Inc.

Net Income (loss), net of tax	$26.9	$12.9	$(7.2)	$(37.1)	$(55.9)	$(60.4)

Loss from discontinued operations, net of tax	-	-	15.8	-		15.8
Income tax expense	-	-	-	-	8.3	8.3
Interest expense	-	-	-	-	47.5	47.5
Restructuring and related charges	4.9	2.0	0.2	9.0	-	16.2
Reorganization Items	-	-	-	21.3	-	21.3
Brazilian IPI Credit	(1.2)	-	-	-	-	(1.2)

Adjusted EBIT	30.6	14.9	8.9	(6.8)	-	47.7
Depreciation and Amortization	5.9	5.4	2.8	1.0	-	15.1

EBITDA	$36.5	$20.3	$11.7	$(5.8)	$-	$62.8

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 4
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the 6 months ended March 29, 2009
(Unaudited)
($ in millions)

	Global Batteries &	Global Pet	Home & Garden	Corporate	Unallocated Items(a)	Consolidated
	Personal Care	Supplies				Spectrum Brands,
						Inc.

Net Income (loss), net of tax	$62.3	$22.7	$(85.5)	$(48.7)	$(124.0)	$(173.1)

Loss from discontinued operations, net of tax	-	-	81.9	-	-	81.9
Income tax expense	-	-	-	-	24.0	24.0
Interest expense	-	-	-	-	99.9	99.9
Restructuring and related charges	19.6	4.5	1.8	11.3	-	37.2
Reorganization Items				21.3		21.3
Accelerated Depreciation (b)	(2.7)	-	-	-	-	(2.7)
Brazilian IPI Credit	(4.1)	-	-	-	-	(4.1)

Adjusted EBIT	75.1	27.2	(1.8)	(16.1)	-	84.4
Depreciation and Amortization	14.7	10.8	5.3	1.3	-	32.1

EBITDA	$89.8	$37.9	$3.5	$(14.7)	$-	$116.5

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with the Ningbo Exit Plan. This amount is included within Restructuring and related charges. This adjustment negates the impact of reflecting the expense twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended March 30, 2008
(Unaudited)
($ in millions)

	Global Batteries &	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items(a)	Consolidated
	Personal Care					Spectrum Brands,
						Inc.

Net Income (loss), net of tax	$23.3	$14.4	$(14.8)	$(10.7)	$(123.9)	$(111.7)

Income from discontinued operations, net of tax			$(4.9)			$(4.9)
Income tax expense	-	-	-		65.9	65.9
Interest expense	-	-	-		58.2	58.2
Intangibles impairment	-	-	12.4	-	-	12.4
Restructuring and related charges	2.8	0.8	0.7	1.0	-	5.4
Restricted Stock Amortization/Restructuring (b)	-	-	-		(0.2)	(0.2)
Brazilian IPI Credit	(1.9)	-	-	-	-	(1.9)
Transaction costs - Home & Garden Business	-	-	1.5	-	-	1.5

Adjusted EBIT	24.2	15.2	(5.1)	(9.7)	-	24.5
Depreciation and Amortization	7.8	5.6	16.2	1.5	-	31.2

EBITDA	$32.0	$20.8	$11.1	$(8.2)	$-	$55.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the six months ended March 30, 2008
(Unaudited)
($ in millions)

	Global Batteries &	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated
	Personal Care					Spectrum
						Brands, Inc.

Net Income (loss), net of tax	$69.0	$30.7	$(35.7)	$(20.8)	$(198.3)	$(155.1)

Loss from discontinued operations, net of tax			$3.6			$3.6
Income tax expense	-	-	-		83.1	83.1
Interest expense	-	-	-		115.4	115.4
Intangibles impairment	-	-	12.4	-	-	12.4
Restructuring and related charges	4.7	1.1	2.0	2.6	-	10.4
Restricted Stock Amortization/Restructuring (b)	-	-	-		(0.2)	(0.2)
Brazilian IPI Credit	(5.5)	-	-	-	-	(5.5)
Transaction costs - Home & Garden Business	-	-	1.5	-	-	1.5

Adjusted EBIT	68.2	31.8	(16.3)	(18.2)	-	65.7
Depreciation and Amortization	16.0	11.1	16.2	4.0	-	47.2

EBITDA	$84.2	$42.9	$(0.0)	$(14.2)	$-	$112.9

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

CONTACT:
Spectrum Brands, Inc.
Investor Contact:
Carey Phelps, 866-338-2415
DVP Investor Relations
or
Media Contact:
Kekst and Company for Spectrum Brands
Michael Freitag or Victoria Weld, 212-521-4800